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CSX Corporation

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On March 17, 2008, CSX sent the following letter to its employees:

Dear CSX Employees –

Today, I would like to inform you of some exciting news about the company’s near- and long-term outlook, as well as some additional actions we announced today.  The related two press releases can be found on the Gateway under “News and Announcements.”

POSITIVE FINANCIAL GUIDANCE
First, thanks to the momentum that you have created in our safety, service and financial performance, as well as the positive market environment for rail transportation, we had the privilege of announcing financial guidance for the first quarter and full-year 2008 that is well above current Wall Street expectations.  We’re off to a fast start to the year, and the market for our services remains strong.  In addition, we have raised our long-term guidance on several important financial measures, including our belief that we can achieve compound annual growth in operating income by 2010 that is 25 to 30 percent higher than we had previously informed Wall Street.

ADDITIONAL SHARE REPURCHASES AND DIVIDEND INCREASE
Also as a result of our confidence in CSX, its marketplace, and your ability to sustain our strong performance, we announced two specific actions to increase shareholder value.  First, the Board has authorized the repurchase of an additional $2.4 billion in CSX shares.  This action has the potential effect of increasing the value of remaining shares held by investors.  In addition to the share repurchase, we are increasing our dividend by 20 percent, the fourth time we have raised the dividend in the past two and a half years.

It is important for you to know that, in addition to creating value through this increased share buyback and dividend increase, we remain committed to continuing to make significant investments in our railroad and maintaining a credit rating that enables us to do so.  That’s what we mean when we tell our investors that we believe in a balanced and sensible approach to the management of their money.

LEGAL ACTION AGAINST TWO HEDGE FUNDS
I also want to share with you another important action authorized by the Board to protect the interests of CSX and all of its stakeholders.  CSX has filed a lawsuit in federal court against TCI and 3G alleging that, among other things, these activist hedge funds have provided CSX shareholders with materially misleading information regarding the extent of their ownership interests in CSX and the level of control they seek to exert over the company.  We believe that TCI and 3G have violated securities laws and that CSX shareholders are entitled to complete and accurate information about this group and their plans and intentions.

ADDITIONAL PERSPECTIVE
Because of the significant recent news coverage related to our differences with TCI, I know that a good number of you have a strong interest in the matter.

I would like to share with you an opinion editorial that appeared in the Washington Times on March 11.  It describes some of my views on the implications of activist investors in rail stocks, which I recently made known on Capitol Hill.  The “op-ed” is also found on the Gateway.

Regardless of your views on hedge funds, one thing is clear:  The future of our great company rides on the continuation of the outstanding improvements that you have made in our business.  When we do that, we create value for all shareholders while also meeting the needs of customers, communities and employees.  I know I’ve said this many times before, and I can assure you that it is critical.

By almost every measure of safety, service and financial performance, we are leading the industry in improvement and are now forging absolute leadership positions in many areas of operating the business.  The Board and management team are tremendously proud of the work you have been doing and will continue to stand behind you in every way possible.

The momentum we have built together is paying dividends, literally!  I encourage you to remain focused on these fundamentals, and confident that together we can achieve even greater success.

Best Regards,

Michael Ward

Forward Looking Statements
This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

Important Proxy Information
On February 22, 2008, CSX Corporation ("CSX") filed with the SEC a revised preliminary proxy statement in connection with its 2008 Annual Meeting.  CSX plans to file with the SEC and furnish to its shareholders a definitive Proxy Statement in connection with its 2008 Annual Meeting, and advises its security holders to read the definitive Proxy Statement when it becomes available, because it will contain important information. Security holders may obtain a free copy of the definitive Proxy Statement and other documents (when available) that CSX files with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.

CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s revised preliminary proxy statement filed on February 22, 2008 with the SEC.

Rewards for railroads

March 11, 2008
By Michael J. Ward

America's railroads are solving real problems for the nation - big problems like traffic congestion on the highways and emissions from motor vehicles. Rail demand is expected to skyrocket over the next several years.

Railroads deliver around 70 percent of the automobiles produced in this country, ethanol that fuels a growing number of those vehicles, one-third of the nation's grain, raw materials to produce energy and military equipment that helps keep our nation secure. Our tracks also support passenger services nationwide.

It would be a real shame if we let the rail system fall prey to the whims of short-sighted investors. I'm the CEO of one of the nation's largest railroads, and that's what we're fighting today.

A common criticism of corporate managers is that they "live for the quarter." But that is precisely what some activist investors are demanding of railroads, regardless of the impact on safety, service and shareholder value. One hedge fund, for example, actually demanded that CSX freeze investment in its rail system and pile on large amounts of debt on the eve of the recent credit crisis. Keep in mind, the CSX railroad delivers essential products to two thirds of the American population.

By their very nature, railroads require constant investment to ensure high levels of safety and customer service. They invest well more than 15 percent of their revenues back into track, facilities and equipment. By contrast, the average American manufacturer incurs only about 3 percent in capital expenditures. In 2006 alone, the major U.S. railroads invested a record $8.5 billion in track and equipment.

At the same time, rail investors are being rewarded in a big way. CSX's stock price, for example, tripled from 2004 to 2007, placing it in the top 10 percent of all S&P 500 companies in share appreciation. This value is created by bringing real solutions to real problems and exercising balanced judgment in the way we invest our shareholders' money.

At a time when America's highway infrastructure is overcrowded and failing in some areas, railroads take freight off the highways and are four times more fuel efficient than trucks. In fact, it takes several hundred trucks to pull the freight of one train. What's more, it can easily cost $15 million to add a single lane to a mile of highway, compared to $1 million to $3 million and relatively little time to add a mile of rail. And taxpayers foot the entire bill for highways, while railroads are supported almost exclusively by private investment.

Intensive capital investment and strategic long-term planning are responsible for the renaissance of the American rails. And with railroads playing an important role in meeting new challenges, this is no time for railroad companies to succumb to investor demands that will limit their ability to serve the nation.

Any activist hedge fund that would order a railroad to freeze capital expenditures is merely putting its narrow agenda ahead of the long-term interests of the company, their fellow shareholders, and the customers who sustain the business. Such investors seem to lack a complete understanding of why railroads are vibrant again and providing more benefits than ever before.

Railroads have a long, proud history and a network of tracks that extend from border to border and sea to sea. We will not be detoured by ill-considered decisions and distractions. The best of American railroads, like the vast majority of railroad investors, are seeking value for the long haul.

Michael J. Ward is chairman, president and CEO of CSX.

Important Proxy Information
On February 22, 2008, CSX Corporation ("CSX") filed with the SEC a revised preliminary proxy statement in connection with its 2008 Annual Meeting.  CSX plans to file with the SEC and furnish to its shareholders a definitive Proxy Statement in connection with its 2008 Annual Meeting, and advises its security holders to read the definitive Proxy Statement when it becomes available, because it will contain important information. Security holders may obtain a free copy of the definitive Proxy Statement and other documents (when available) that CSX files with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.

CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s revised preliminary proxy statement filed on February 22, 2008 with the SEC.